Exhibit 2.1
EXPLANATORY NOTE
On March 27, 2026, Brookfield Business Corporation (formerly 1559985 B.C. Ltd.) (“BBUC”), Brookfield Business Partners L.P. (“BBU”) and Brookfield Business Holdings Corporation (formerly Brookfield Business Corporation) (“BBHC”) completed a court approved plan of arrangement under section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which, among other things, holders of BBU’s non-voting limited partnership units (“units”) and holders of BBHC’s class A exchangeable subordinate voting shares (“exchangeable shares”) received class A subordinate voting shares of BBUC in exchange for their units and exchangeable shares on a one-for-one basis.
In connection with the Arrangement, BBHC filed a post-effective amendment to its registration statement on Form F-3 (File No. 333-273180) to deregister any and all securities registered by BBHC thereunder. Following the filing of this Form 20-F, the exchangeable shares will be delisted from the New York Stock Exchange and the Toronto Stock Exchange, and BBHC will also file a Form 15 with respect to the exchangeable shares to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended.
The description of securities set out below is presented as of December 31, 2025, prior to the completion of the Arrangement.
DESCRIPTION OF SECURITIES
The following is a description of the material terms of our exchangeable shares and our articles and is qualified in its entirety by reference to all of the provisions of our articles. Because this description is only a summary of the terms of our exchangeable shares and our articles, it does not contain all of the information that you may find useful. For more complete information, you should read our articles, which are available electronically on the website of the SEC at www.sec.gov and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.
Description of our Share Capital
Our authorized share capital consists of (i) an unlimited number of exchangeable shares; (ii) an unlimited number of class B shares; (iii) an unlimited number of class C shares; (iv) an unlimited number of class A senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the class A senior preferred shares, we refer to as the preferred shares.
Exchangeable Shares
The following description sets forth certain general terms and provisions of exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.
Holders of exchangeable shares hold an aggregate 25% voting interest in our company.
Dividends
The holders of exchangeable shares are entitled to receive dividends as and when declared by our board of directors subject to the special rights of the holders of all classes and series of the preferred shares and any other shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Our company will target to pay dividends per exchangeable share that are identical to the distributions on each unit.

Subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, and in preference to the class C shares, each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor (which initially shall be one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) determined in accordance with the articles and in effect on the record date of such dividend, which we refer to as the exchangeable dividend. See below “Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the units.
If the full amount of an exchangeable dividend is not declared and paid concurrently with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been earned, declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends. All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. The holders of exchangeable shares shall not be entitled to any dividends from our company other than the exchangeable dividends.
Exchange by Holder
Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our group). Holders of exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.
Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged. Unitholders of the partnership are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentence.
No Fractional Units. No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.
Conversion of Tendered Exchangeable Shares. Brookfield Business Partners will be entitled at any time to have any or all exchangeable shares acquired by Brookfield Business Partners converted into class C shares on a one-for-one basis. With each acquisition by the partnership of exchangeable shares and/or the election by the partnership to convert these acquired shares for class C shares, the partnership’s indirect ownership interest in our company will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which initially is one) is subject to adjustment in accordance with our company’s articles to reflect certain capital events, including (i) if the partnership or our company declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or our company splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or our company distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.
Redemption by Issuer
Our board of directors will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board of directors, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.
Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).
Notwithstanding the foregoing, upon any redemption event, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation
Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of class C shares that has submitted a notice of class C retraction, in each case at least ten (10) days prior to the date of the liquidation, dissolution or winding up, and (ii) any holder of class B shares that has submitted a notice of retraction at least thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of exchangeable shares shall be entitled to an amount in cash per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) equal to the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up, plus all unpaid dividends, if any. If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, (i) our company may elect to redeem all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”), plus all unpaid dividends, if any, and (ii) the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. Unitholders are not entitled to vote on any such redemption of the exchangeable shares by our company or on the partnership’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of the Partnership
Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us, in our sole and absolute discretion, on the day prior to the liquidation, dissolution or winding up of the partnership. In such case, each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).
Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Conversion to Class C Shares
The partnership, or any of its controlled subsidiaries, are entitled to convert each held exchangeable share to a class C share on a one-for-one basis, subject to adjustment.
Book-Based System
The exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc., or CDS, or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer
The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, unless such offer is extended to holders of exchangeable shares and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of units. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See above “Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.
Choice of Forum for U.S. Securities Act Claims
The articles of our company provide that unless our company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.
Class B Shares
The following description of class B shares sets forth certain general terms and provisions of class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of class B shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of class B shares is entitled to cast a number of votes per class B share equal to: (i) the number that is three times the number of exchangeable shares then issued and outstanding divided by (ii) the number of class B shares then issued and outstanding. The effect of the foregoing is that the holders of the class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.
Dividends
Except as provided in the following sentence, the holders of class B shares are not entitled to receive dividends. In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class B shares consisting of class B shares.
Liquidation
Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of all classes and series of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described above under the section entitled “Liquidation”, the holders of class B shares are entitled to be paid out of the assets of our company, and in preference to the class C shares, an amount in cash per class B share equal to the value of one unit per class B share held (subject to adjustment to effect certain capital events as described above in “Adjustments to Reflect Certain Capital Events”) based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up. At any time no class C shares are outstanding, holders of class B shares are entitled to receive the remaining assets of the company after satisfying the prior rights of holders of all classes of preferred shares, exchangeable shares and any other shares ranking in priority or rateably with the class B shares.

Redemption by Holder
Holders of class B shares have the right to tender all or a portion of their class B shares for cash for each class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.
Restrictions on Transfer
The class B shares may only be transferred to the partnership or persons controlled by the partnership.
Class C Shares
The following description of class C shares sets forth certain general terms and provisions of class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of a class C share is entitled to notice of, and to attend, any meetings of shareholders of the company, but is not otherwise entitled to vote at any such meetings.
Dividends
The holders of class C shares are entitled to receive dividends as and when declared by our board of directors subject to the special rights of the holders of all classes and series of the preferred shares, exchangeable shares any other shares ranking senior to the class C shares with respect to priority in payment of dividends.
Subject to the prior rights of holders of all classes and series of preferred shares and the exchangeable shares at the time outstanding having prior rights as to dividends, each class C share entitles its holder to dividends as and when declared by our board of directors, which we refer to as the class C dividend. The record and payment dates for the dividends or other distributions upon the class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the units.
In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class C shares consisting of class C shares.
Liquidation
Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described above under the section entitled “Liquidation” and the holders of class B shares described above under the section entitled “Class B Shares-Liquidation”, the remaining assets and property of our company will be distributed among the holders of class C shares.
Redemption by Holder
At any time after the distribution date, holders of class C shares shall have the right to tender all or a portion of their class C shares for cash in an amount for each class C share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have ten (10) days to deliver the cash amount to the exchanging holder.
Restrictions on Transfer
The class C shares may only be transferred to the partnership or persons controlled by the partnership.
Preferred Shares
The following description of preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Priority
Each series of exchangeable senior preferred shares ranks on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares ranks on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The preferred shares are entitled to a preference over the exchangeable shares, the class B shares, the class C shares and any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or any other distribution of the assets of our company among our shareholders for the specific purpose of winding up our affairs. The class A senior preferred shares are entitled to preference over the class B junior preferred shares for all such matters.
Directors’ Right to Issue in One or More Series
The preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, our board of directors shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in our articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares as the case may be, of such series.
Voting
Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of preferred shares, the holders of such preferred shares as a class are not entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders.
Amendment with Approval of Holder of Preferred Shares
The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of preferred shares given as hereinafter specified and subject to applicable law.
Approval of Holders of Preferred Shares
The approval of the holders of a class of preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of preferred shares duly called for that purpose.
The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by our articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of preferred shares, each holder of such class of preferred shares entitled to vote thereat shall have one vote in respect of each such preferred share held.
Voting Rights
Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares, will vote together and not as separate classes. Each holder of an exchangeable share will be entitled to cast one vote per exchangeable share on all matters submitted to a vote. On each such matter, the holders of class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. As Brookfield Business Partners holds all of the class B shares, it holds 75% of the votes eligible to be cast on all matters where the exchangeable shares and class B shares vote together.
At any time that no exchangeable shares are outstanding and for any vote held only in respect of the class B shares, the holder of the class B shares will be entitled to cast one vote per class B share. At any time that no exchangeable shares are outstanding, quorum will be at least one holder of class B shares.

Process to Amend the Governing Instruments
Our company may from time to time amend, modify or repeal any provision contained in the articles of our company in a manner authorized by the BCBCA.
Under the BCBCA, alteration of the articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in our company’s articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.
Under the BCBCA, our company may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in our articles or if neither the BCBCA or our articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.